Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece

NEWS RELEASE
QUINTANA MARITIME LIMITED TAKES DELIVERY OF
THREE ADDITIONAL VESSELS
ATHENS, GREECE — September 7, 2006 — Quintana Maritime Limited (NASDAQ: QMAR) announced today that it has taken delivery of three additional vessels—Santa Barbara, Grain Harvester, and Iron Elisabeth—from Metrobulk. Santa Barbara and Iron Elisabeth are Kamsarmax bulk carriers, each with a carrying capacity of 82,224 deadweight tons (dwt) and built in 2006. Grain Harvester is a Panamax bulk carrier with a carrying capacity of 76,417 dwt and was built in 2004. All three vessels are sister ships built at Tsuneishi, a Japanese shipyard.
As previously announced, Santa Barbara and Iron Elisabeth are employed under a master time charter with Bunge S.A. (NYSE:BG) at an average daily rate, together with six other vessels, of approximately $23,000 per day for 2007. The master charter agreement with Bunge S.A, calls for annual renewals in early November every year, between floor and ceiling rates, and lasts through the end of 2010. With the delivery of Santa Barbara and Iron Elisabeth, Quintana has taken delivery of five of the fourteen Kamsarmax vessels that Quintana has agreed to buy from Metrobulk.
Grain Harvester is employed under a time charter with Bunge S.A. (NYSE:BG) through September 2009 at $20,000 per day. Grain Harvester is the first Panamax vessel delivered to Quintana Maritime from Metrobulk.
The remaining fleet to be delivered to Quintana includes two 76,000-dwt Panamaxes and nine 83,000-dwt Kamsarmax bulkers. The anticipated delivery schedule is outlined in the fleet table below. All seventeen vessels acquired or to be acquired from Metrobulk are sister ships built at Tsuneishi, a Japanese shipyard. Kamsarmax is a Panamax sub-class that has more carrying capacity than typical Panamax designs. Once all Kamsarmax vessels are delivered, Quintana believes it will control approximately one-quarter of the actively trading Kamsarmax fleet.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime, commented “We are pleased to take delivery on schedule of three additional dry bulk carriers from the Metrobulk. As of today, we have taken delivery of six of the seventeen vessels we agreed to acquire from Metrobulk. We are continuing to take delivery of the new ships while we are enjoying among the highest time charter coverage rates amongst our peers through the end of 2010.”

Fleet Table as of September 06, 2006

					TC Expiration
CURRENT			Year	Age(in	Date (minimum
FLEET	Type	DWT	Built	yrs)	period)
Iron Vassilis(A)	Kamsarmax	82,257	2006	0.1	December 2010
Iron Elisabeth (A)	Kamsarmax	82,224	2006	0.3	December 2010
Santa Barbara	Kamsarmax	82,224	2006	0.4	December 2010
Iron Fuzeyya(A)	Kamsarmax	82,209	2006	0.6	December 2010
Iron Bradyn(A)	Kamsarmax	82,769	2005	1.6	December 2010
Grain Harvester	Panamax	76,417	2004	2.0	September 2009
Kirmar( B)	Capesize	165,500	2001	4.9	February 2007(C)
Iron Beauty( B)	Capesize	165,500	2001	5.1	April 2010
Coal Pride	Panamax	72,600	1999	6.8	February 2007
Iron Man (D)	Panamax	72,861	1997	9.2	March 2010
Coal Age (D)	Panamax	72,861	1997	9.2	June 2007
Fearless 1(D)	Panamax	73,427	1997	9.4	March 2008
Barbara (E)	Panamax	73,390	1997	9.6	June 2007
Linda Leah (E)	Panamax	73,390	1997	9.6	June 2008
King Coal	Panamax	72,873	1997	9.7	March 2008
Coal Glory (D)	Panamax	73,670	1995	11.5	June 2008

Total Current Fleet	16 Vessels	1,404,172		5.4 years avg (F)

				Age
ADDITIONAL			Year	(in
VESSELS	Type	DWT	Built	years)	Delivery Range
Grain Express	Panamax	76,466	2004	2.4	Sep 06 — Oct 06
Iron Knight	Panamax	76,429	2004	2.3	Sep 06 — Oct 06
Pascha	Kamsarmax	82,300	*		Nov 06 — Jan 07
Iron Lindrew	Kamsarmax	82,300	*		Jan 07 — March 07

				Age
ADDITIONAL			Year	(in
VESSELS	Type	DWT	Built	years)	Delivery Range
Coal Gypsy	Kamsarmax	82,300	*		Dec 06
Coal Hunter	Kamsarmax	82,300	*		Dec 06
Iron Brooke	Kamsarmax	82,300	*		March 07— May 07
Iron Manolis	Kamsarmax	82,300	*		May 07
Iron Anne	Kamsarmax	82,000	*		Sep 06
Ore Hansa	Kamsarmax	82,224	2006	0.5	Sep 06
Iron Kalypso	Kamsarmax	82,224	2006	0.6	Sep 06
Total Additional Vessels	11 Vessels	893,143
TOTAL FLEET	27 Vessels	2,297,315

*	Under Construction
(A), (B), (D), and (E) indicate sister ships. As of September 6, 2006 Quintana had four sets of sister ships, including the vessels recently acquired from Metrobulk. All seventeen ships that are part of the Metrobulk acquisition are sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.
(C) Kirmar’s charter may be extended by up to six months, until September 2007, at the current rate of $26,500 per day at the charterer’s option.
(F) On a dwt weighted average
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet 16 vessels including 5 Kamsarmax bulkers, 9 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 1,404,172 dwt and an average age of 5.4 years on a dwt weighted average. It has also entered into an agreement to acquire 11 additional vessels, including 2 Panamaxes and 9 Kamsarmax bulkers with expected delivery between September 2006 and May 2007 and with an aggregate capacity of 893,143 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels, including 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,297,315 dwt and an average of 4.0 years on a dwt weighted average.
Forward Looking Statement
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com